EXHIBIT 23.1






                CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference into this Registration Statement on Form S-8 of Global Marine Inc. pertaining to 7,500,000 shares of Global Marine Inc. Common Stock, $.10 par value per share, plus certain additional shares of such stock as indicated on the Registration Statement's cover, to be offered pursuant to the Global Marine 1998 Stock Option and Incentive Plan of our reports on our audits of the consolidated financial statements and related financial statement schedule of Global Marine Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998.



                                   s / PricewaterhouseCoopers LLP

                                   PricewaterhouseCoopers LLP


Houston, Texas
June 10, 1999